Exhibit 10.37

5964 La Place Court Carlsbad, CA 92008 www.genmarkdx.com

October 12, 2016

Brian Mitchell
[ADDRESS]

Dear Brian:

Clinical Micro Sensors, Inc. d.b.a. GenMark Diagnostics ("GenMark Dx") is pleased to offer you employment in the position of VP, Operations, reporting to Hany Massarany, with a start date of Monday, November 7, 2016.

Your annual gross salary will be $240,000 to be paid on a bi-weekly basis in keeping with GenMark Dx's standard payroll practices and procedures. In addition, you will be eligible to participate in the GenMark Dx performance incentive bonus program with a potential variable earning opportunity of 40% of your base salary beginning with the performance period of January 1, 2017 to December 31, 2017.

We are also pleased to inform you that the Company will recommend for you to be granted 30,0000 GenMark Diagnostics, Inc. Restricted Shares subject to board approval and blackout windows. The shares will be granted at the closing price on the date of the grant. The Restricted Shares vesting schedule would be a 25% cliff vest at the one year anniversary of the date of grant and the remaining 75% in equal quarterly installments for three years thereafter.

Additionally, as a member of the GenMark Dx Senior Leadership Team, you will also be eligible for accelerated vesting upon a Change in Control, per GenMark Dx's "Amendment of Stock Option Agreement."

The Company will also provide you with a signing bonus of $25,000 payable as soon as practicable following your start date. In the event that you terminate voluntarily from the company within one (1) year of employment, GenMark may seek a pro-rated reimbursement of your signing bonus.

You will also be entitled to participate in the benefit plans offered by GenMark Dx, subject to the eligibility requirements, terms and conditions of those plans. The benefits offered at this time include 15 vacation days, 10 sick days, holiday pay, life insurance, health insurance, disability insurance, Employee Stock Purchase Plan, and a 401k plan, in accordance with GenMark Dx policies and subject to the company's right to modify, add, and delete any benefit plan.

You understand and agree that during your employment you are required to comply with GenMark Dx's policies and procedures. In making you this offer, we relied on your representation that you are not bound by any non-compete or non-solicitation provision that would prevent or restrict you from carrying out your job responsibilities for GenMark Dx. You also promise and represent that you will not bring with you to GenMark Dx, or use while employed by the Company, any confidential or trade secret information of a previous employer.

In addition, as a condition of accepting this offer, you are also agreeing that you have reviewed and signed the enclosed Confidentiality and Invention Assignment Agreement.

Employment with GenMark Dx is "employment at will." This means that your employment is not for a designated period of time and that either you or GenMark Dx can terminate the employment at any time, with or without cause. The at-will nature of this employment relationship cannot be changed except by an express written agreement signed by the Chairman of GenMark Dx. The other terms of this offer of employment may not be amended without an express written agreement signed by both parties.

This job offer is also contingent upon successful completion of a post offer, pre-employment background check and drug screen.

Please sign the acceptance below and sign the enclosed Confidentiality and Invention Assignment Agreement to formally accept this offer of employment. This offer will expire by Friday, October 14, 2016 if not accepted beforehand.

Congratulations and we look forward to welcoming you to the GenMark Dx team during this very exciting phase of our company's transition.

Sincerely,

/s/ Jennifer Williams
Jennifer Williams
SVP, Human Resources

By accepting, I agree to all terms of this offer and the Confidentiality and Invention Assignment Agreement.

/s/ Brian Mitchell
October 13, 2016